Exhibit 99.1

Sentry Petroleum Uncovers Potential 2,000 Square Mile Coal Deposit in World Class Coal Seam Gas Region

Denver, Colorado (FSC – February 11, 2011) Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that the company has delineated a potential world class coal and carbonaceous shale deposit within permits ATP 862 and ATP 864 in Queensland Australia.

Commenting on the size of the potential deposit, Sandy Belford, Sentry’s Chief Geophysicist stated: “We have completed an extensive geological, geophysical and engineering analysis on permits 862 and 864. The result is what our technical team has deemed ‘a potential coal and carbonaceous shale deposit in excess of 2,000 square miles.’ The data indicates net coal and carbonaceous shale seams in excess of 50 feet and 320 feet respectively, all situated at an optimal gas production depth of 300 to 1,600 feet.“

Sentry founder and VP of Exploration Alan Hart commented, “In the petroleum business success often happens this way. We were neither looking for coal nor did we expect to uncover any. We are extremely excited with our findings. Extensive data has been analysed but of particular interest is data from the Talundilly-1 well which revealed mud gas shows as high as 60,000 parts per million. This is indicative that the coal  zone does contain gas. Obviously these findings mandated an immediate corporate strategy shift.”

Arne Raabe, Sentry’s Business Case Specialist noted, “The current boom in coal seam gas acquisitions in Queensland provides an informative backdrop to view this development. In the last 24 months Chinese and international energy firms have spent billions of dollars acquiring junior coal seam gas companies. Sentry’s potential coal seam gas deposit, in excess of 2,000 sq. miles, compares favourably to deposits discovered by other recently acquired junior operators in Queensland. We believe our appeal to those large acquisitive energy firms will be enhanced.”

Sentry Petroleum President and CEO, Dr. Raj Rajeswaran summarized, “We are now focusing entirely on developing this potential coal seam gas deposit. We will engage the services of a leading coal expert to confirm our findings. Upon confirmation we will commence discussions with drilling contractors for an April drilling appraisal program in order to quantify the extent of the gas resource and its commerciality. Our confidence in the expeditious execution of our corporate strategy of ‘drilling, certifying and selling’ is clearly reinforced by this development.”

A Company spokesperson advised that the Company’s upcoming appraisal drilling program is fully funded. All interested parties are recommended to sign up on the Company’s web site for immediate delivery of corporate news and information.

Cautionary Note: The Company cautions that the estimated quantities of coal and carbonaceous shale disclosed in this press release represent an estimate of the potential of the noted permit areas based strictly on a review of technical data that is publicly available and are not intended to be construed in any manner as an estimate of any classification of reserves. Further appraisal is required before any estimated classification of reserves can be compiled. The Company’s upcoming appraisal drilling campaign is being undertaken in order to build the necessary data to be able to compile an estimate of reserves and make a later determination as to whether any noted reserves can be produced economically. There is risk that our upcoming appraisal drilling campaign will not be able to confirm the Company’s findings from its review of publicly available technical data.  The Company cautions that the results achieved by other companies operating in the region do not in any way indicate the presence of a commercially viable mineral deposit or oil and gas reserves on any of the Company’s permits.  Further exploration is required in order to be able to make a reserve estimate should the Company succeed in establishing that a commercially viable mineral deposit or oil and gas reserves exists on any of its property interests.

About Sentry Petroleum:

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com or ir@sentrypetroleum.com

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.